Exhibit 99.1

Plum Creek Timber Company, Inc.
999 Third Avenue
Suite 4300
Seattle, Washington 98104
206 467 3600

News Release

For more information contact:
For immediate release	Investors: John Hobbs 1-800-858-5347
April 25, 2005	Media: Kathy Budinick 1-206-467-3620

Plum Creek Timber Company, Inc. Reports Results for First
Quarter 2005

SEATTLE, Wash. – Plum Creek Timber Company, Inc. (NYSE: PCL) today announced first quarter earnings of $122 million, or $0.66 per diluted share, on revenues of $400 million. Earnings for the first quarter of 2004 were $155 million, or $0.84 per diluted share, on revenues of $497 million.

The first quarter 2005 results include a $20 million after-tax gain on the previously announced sale of the company’s remaining coal assets. As a result, first quarter income from continuing operations was $102 million, or $0.56 per share. The first quarter 2004 results included $67 million of operating income from the $118 million sale of certain large, non-strategic timberlands.

Cash provided by operating activities in the first quarter totaled $97 million. Cash provided by operating activities during the same period of 2004 totaled $243 million including approximately $114 million generated by the sale of large, non-strategic timberlands. The company ended the first quarter with $349 million in cash and cash equivalents.

“We’re pleased with the results of the first quarter. Profits from our core timber business were up compared to the same period last year and the fourth quarter of 2004,” said Rick Holley, president and chief executive officer.  “We continued to capture excellent value for lands that we sold, while our manufacturing segment operated well and enjoyed good markets and profitability.  Our markets continue to be in good condition and we are on target to deliver a year of excellent earnings and cash flow.

“We continue to execute on our strategic initiatives aimed at maximizing the value of all our timber and land assets. Over the past two quarters, we’ve captured approximately $45 million from the sale of the company’s coal assets. These sales secured excellent values for the assets sold. They are examples of the meaningful progress we’ve made recognizing the value of non-timber resources that we own.”

Review of Operations

The Northern Resources segment reported operating profit of $29 million compared to $32 million during the same period of 2004. As planned, the Northern Resources harvest volume was approximately 13 percent lower than the same period of 2004.

Housing activity, repair and remodel expenditures and industrial demand for wood products have contributed to continued strong demand for solid wood products. As a result, sawlog prices in the Northern Resources segment were 10 percent higher when compared to the same period of 2004. Pulp and paper markets have also benefited from economic growth over the past year. In addition, certain markets have experienced increased competition for pulpwood due to limited logging capacity. As a result, pulpwood pricing during the first quarter of 2005 was approximately 7 percent higher than the same period of 2004.

Operating profit in the Southern Resources segment was $64 million, up $8 million, compared to the same period of 2004. Similar to the Northern segment, strong demand for solid wood products has resulted in higher sawlog prices, up approximately 5 percent. Price increases for sawlogs varied depending on the region. Sawlog prices in western regions of the South increased over 10 percent, the result of wet weather that limited access to timberlands. In drier regions of the South, sawlog prices increased approximately 2 percent. During the quarter, the company took advantage of attractive sawlog prices in certain markets. Pulpwood prices were flat compared to the first quarter of 2004. As planned, harvest volumes were up approximately 6 percent when compared to the first quarter of 2004.

The Real Estate segment reported revenue of $68 million and operating income of $44 million. First quarter 2005 sales were primarily conservation and small, non-strategic land sales. First quarter 2004 Real Estate segment revenue was $188 million and resulted in income of $102 million. The 2004 results included $118 million of revenue and $67 million of income from the sale of large, non-strategic timberlands.

The Manufacturing segment reported operating profit of $8 million, down $3 million from the $11 million profit reported during the first quarter of 2004. Demand for the company’s manufactured products remained strong as the result of strong housing starts, good repair and remodel markets and growing industrial demand. Lumber prices increased approximately 7 percent compared to the first quarter of 2004. Medium density fiberboard (MDF) prices were 18 percent higher, while industrial plywood prices remained relatively flat. MDF performance was particularly strong with excellent operating performance when compared to the same period of 2004. Higher raw material costs, particularly of logs and resins, reduced the profitability of lumber and plywood operations when compared to the first quarter of 2004.

Coal Asset Sale

During the quarter, the company completed the previously announced sale of its remaining coal assets in Virginia and West Virginia for $21 million. The sale resulted in an after-tax gain of $20 million.

Outlook

Strong demand from lumber and structural panel markets is expected to continue throughout the second quarter. Pulpwood demand is expected to remain steady for most of the quarter and improve somewhat late in the quarter as several customers complete planned maintenance outages.

Harvest levels in the North are expected to decline from first quarter levels in a typical seasonal pattern due to thawing spring weather that will restrict harvesting activities during a portion of the quarter. The Southern harvest is expected to increase slightly from the first quarter, specifically in pulpwood.

Customers throughout the Northern Resources segment have been building log inventories in anticipation of the spring thaw and now have reasonably good log inventories as they enter the second quarter. Log buyers in the West are concerned that a dry spring in the western United States and western Canada could lead to early logging restrictions this summer. Some are responding by building log inventories above normal for the season. The company expects sawlog prices to maintain current levels as the result of strong end product demand and limited log availability during the spring thaw. Pressure on pulpwood prices is expected to continue in the Northeast as limited contractor availability continues to impact log availability in the region.

During the second quarter, demand for Southern sawlogs and pulpwood is expected to remain strong as well. Reasonable log inventories and favorable harvesting conditions in most regions of the South are expected to hold prices at current levels for both sawlogs and pulpwood across the region.

The company continues to expect Real Estate segment revenues for the year to be between $200 and $230 million. Of this amount, second quarter revenues are expected to be between $30 and $35 million. Real estate segment results could be higher depending on the extent of large, non-strategic timberlands sold during the remainder of the year.

Earnings for the Manufacturing segment are expected to continue to benefit from excellent product demand and continued strong pricing levels.

The company expects earnings from continuing operations for 2005 to be between $1.50 and $1.65 per share. Second quarter earnings are expected to be between $0.27 and $0.32 per share.

“We’ve started the year with excellent performance and good underlying business conditions,” said Rick Holley. “We continue to act opportunistically to capture value in spot timber markets and are realizing significant value from our sales of high-value recreation and conservation properties.

“Plum Creek’s business model is based on a consistent, long-term approach to sustainable timber management and value creation. Over the past several years, our disciplined approach has improved the fundamental cash generating capabilities of our asset base, allowing us to grow our dividend over time. As we execute our strategies for value growth, capital allocation remains our highest priority. We will maintain our discipline as we continually evaluate how best to use the cash we generate for the long-term benefit of our shareholders.”

Earnings Conference Call and Supplemental Information

Plum Creek will hold a conference call today, April 25, at 5:00 p.m. EDT (2:00 p.m. PDT). A live webcast of the conference call may be accessed through Plum Creek’s Internet site at www.plumcreek.com by clicking on the “Investors” link.

Investors without internet access should dial 1-800-572-9852 at least 10 minutes prior to the start, referencing Plum Creek’s earnings. Those wishing to access the call from outside the United States/Canada should dial 1-706-645-9676, also referencing Plum Creek’s earnings. Replay of the call will be available for 48 hours after completion of the live call and can be accessed at 1-800-642-1687 or 1-706-645-9291 (international calls), using the code 3521717.

Supplemental financial information for Plum Creek operations, including statistical data, is available in the investors information section of Plum Creek’s website at www.plumcreek.com.

_________________

Plum Creek is one of the largest timberland owners in the nation, with approximately 8 million acres of timberlands in major timber producing regions of the United States and 10 wood products manufacturing facilities in the Northwest.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 as amended. Some of these forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “may,” “will,” “should,” “seek,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates,” or the negative of those words or other comparable terminology. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions including, but not limited to, the cyclical nature of the forest products industry, our ability to harvest our timber, our ability to execute our acquisition strategy, the market for and our ability to sell or exchange non-strategic timberlands and timberland properties that have higher and better uses, and various regulatory constraints. These and other risks, uncertainties and assumptions are detailed from time to time in our filings with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, and the Securities Act of 1933, as amended. It is likely that if one or more of the risks materializes, or if one or more assumptions prove to be incorrect, the current expectations of Plum Creek and its management will not be realized. Forward-looking statements are not guarantees of performance, and speak only as of the date made, and neither Plum Creek nor its management undertakes any obligation to update or revise any forward-looking statements.

PLUM CREEK TIMBER COMPANY, INC. CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Quarter Ended
	March 31, 2005		March 31, 2004
	(In Millions, Except Per Share Amounts)
Revenues:
Timber	$200		$184
Real Estate	68		188
Manufacturing	129		122
Other	3		3

Total Revenues	400		497

Costs and Expenses:
Cost of Goods Sold:
Timber	102		93
Real Estate	24		86
Manufacturing	118		108
Other	1		1

Total Cost of Goods Sold	245		288
Selling, General and Administrative	21		18

Total Costs and Expenses	266		306

Operating Income	134		191

Interest Expense, net	27		29

Income before Income Taxes	107		162

Provision for Income Taxes	5		7

Income from Continuing Operations	102		155

Gain on Sale of Properties, net of tax	20		--

Net Income	$122		$155

Income from Continuing Operations per Share - Basic	$0.5	6	$0.8	5

Income from Continuing Operations per Share - Diluted	$0.5	6	$0.8	4

Net Income per Share - Basic	$0.6	7	$0.8	5

Net Income per Share - Diluted	$0.6	6	$0.8	4

Weighted Average Number of Shares Outstanding - Basic	183.	9	183.	2

Weighted Average Number of Shares Outstanding - Diluted	184.	5	184.	0

PLUM CREEK TIMBER COMPANY, INC. CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	March 31, 2005	December 31, 2004
	(In Millions, Except Per Share Amounts)
ASSETS

Current Assets:

Cash and Cash Equivalents	$349	$347
Restricted Advance from Customer	24	4
Accounts Receivable	45	40
Like-Kind Exchange Funds Held in Escrow	45	11
Inventories	70	71
Deferred Tax Asset	11	10
Other Current Assets	18	16

	562	499

Timber and Timberlands - Net	3,578	3,590
Property, Plant and Equipment - Net	247	253
Investment in Grantor Trusts	29	29
Other Assets	10	7

Total Assets	$4,426	$4,378

LIABILITIES

Current Liabilities:
Current Portion of Long-Term Debt	$32	$32
Accounts Payable	29	41
Interest Payable	36	28
Wages Payable	12	25
Taxes Payable	23	22
Deferred Revenue	34	16
Other Current Liabilities	12	20

	178	184

Long-Term Debt	1,404	1,405
Lines of Credit	448	448
Deferred Tax Liability	44	45
Other Liabilities	54	56

Total Liabilities	2,128	2,138

Commitments and Contingencies

STOCKHOLDERS' EQUITY

Preferred Stock, $0.01 par value, authorized shares - 75.0,
outstanding - none	--	--
Common Stock, $0.01 par value, authorized shares - 300.6,
issued (including Treasury Stock) - 185.9 at March 31, 2005,
and 185.7 at December 31, 2004	2	2
Additional Paid-In Capital	2,174	2,168
Retained Earnings	163	111
Treasury Stock, at cost, Common shares - 2.0	(43)	(43)
Other Equity	2	2

Total Stockholders' Equity	2,298	2,240

Total Liabilities and Stockholders' Equity	$4,426	$4,378

PLUM CREEK TIMBER COMPANY, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Quarter Ended
	March 31, 2005	March 31, 2004
	(In Millions)
Cash Flows From Operating Activities:
Net Income	$122	$155
Adjustments to Reconcile Net Income to
Net Cash Provided By Operating Activities:
Depreciation, Depletion and Amortization	27	27
Basis of Real Estate Sold (Includes Impairment Losses of $16 in 2004)	18	79
Deferred Income Taxes	(1)	7
Gain on Sales of Properties	(21)	--
Working Capital Changes	(46)	(19)
Other	(2)	(6)

Net Cash Provided By Operating Activities	97	243

Cash Flows From Investing Activities:
Property Additions (Excluding Timberland Acquisitions)	(10)	(17)
Timberlands Acquired (Including Tax-Deferred Exchange Proceeds, Net)	(18)	(24)
Other	1	--

Net Cash Used In Investing Activities	(27)	(41)

Cash Flows From Financing Activities:
Dividends	(70)	(64)
Borrowings of Long-term Debt and Lines of Credit	529	606
Retirements of Long-term Debt and Lines of Credit	(530)	(725)
Proceeds from Stock Option Exercises	3	2

Net Cash Used In Financing Activities	(68)	(181)

Increase In Cash and Cash Equivalents	2	21

Cash and Cash Equivalents:
Beginning of Period	347	267

End of Period	$349	$288